Exhibit 99.2

CODEXIS, INC.

2022 EMPLOYMENT INDUCEMENT AWARD PLAN

STOCK OPTION GRANT NOTICE

Codexis, Inc., a Delaware corporation, (the “Company”), pursuant to its 2022 Employment Inducement Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock, par value $0.0001 (“Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan, the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), and the Special Provisions for Stock Options Granted to Participants Outside the U.S. (as applicable) attached hereto as Exhibit B (the “Non-U.S. Provisions”), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice, the Stock Option Agreement and the Non-U.S. Provisions.

Participant’s ID #:

Participant’s Name:

Participant’s Address:

Grant Date:

Grant Number:

Total Number of Shares Subject to the Option:

Exercise Price per Share:

Total Exercise Price:

Expiration Date:

Vesting Schedule:	Shares	Vest Type	Full Vest

By clicking the Acceptance button, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement, the Non-U.S. Provisions and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan, the Non-U.S. Provisions and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement, the Non-U.S. Provisions and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Non-U.S. Provisions or the Stock Option Agreement.

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

CODEXIS, INC. STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Codexis, Inc., a Delaware corporation (the “Company”), has granted to Participant an Option under the Company’s 2022 Employment Inducement Award Plan, as amended from time to time (the “Plan”), to purchase the number of shares of Stock indicated in the Grant Notice.

ARTICLE 1.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF OPTION

2.1 Grant of Option. In consideration of Participant’s employment with the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Section 12.2 of the Plan. The Option is intended to constitute a Non-Qualified Stock Option.

2.2 Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

ARTICLE 3.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.2, 3.3, 5.10 and 5.16 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable at the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and Participant.

(c) Notwithstanding Sections 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, pursuant to Section 12.2 of the Plan, the Option shall become fully vested and exercisable with respect to all shares of Stock covered thereby in the event of a Change in Control, in connection with which the successor corporation does not assume the Option or substitute an equivalent right for the Option. Should the successor corporation assume the Option or substitute an equivalent right, then no such acceleration shall apply.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten (10) years from the Grant Date;

(b) The expiration of three (3) months from the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death or disability; or

(c) The expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or disability.

3.4 Tax Indemnity.

(a) The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes or social security contributions in any jurisdiction) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Stock on exercise of the Option, or (3) the disposal of any Stock.

(b) The Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Stock by the Participant. The Company shall not be required to issue, allot or transfer Stock until the Employee has satisfied this obligation.

ARTICLE 4.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised prior to its expiration to the extent such Option is vested, solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. Such notice of exercise shall be executed and delivered by the person exercising such Options;

(b) The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which shall be made by deduction from other compensation payable to Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;

(c) Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof (satisfactory to the Company in its sole discretion) of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash or check;

(b) With the consent of the Administrator, surrender of shares of Stock (including, without limitation, shares of Stock otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c) Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

4.5 Conditions to Issuance of Stock. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;

(b) The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of a properly completed and executed notice of exercise, as specified in Section 4.3(a) above, and full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 12.2 of the Plan.

ARTICLE 5.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Whole Shares. The Option may only be exercised for whole shares of Stock.

5.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

5.4 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.5 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Stock contemplated by Section 12.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of shares of Stock subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

5.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.6, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.6. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.8 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.9 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.10 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

5.11 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.12 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.13 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

5.14 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement (or any Exhibits hereto), if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement (or any Exhibits hereto), or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.15 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Stock as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

5.16 Data Privacy.

(a) The Participant is hereby informed of the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, his or her employer, the Company and its subsidiaries (each acting as individual data controllers) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. This processing of personal data is therefore based on the legal ground of necessity for the execution of this Agreement.

(b) The Participant understands that his or her employer, the Company and its subsidiaries, as applicable, hold certain personal information about the Participant regarding his or her employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, including, but not limited to, the Participant’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Participant understands that the Data may be transferred to any third parties whose assistance is required for the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. Insofar as the legislation of the recipient’s country is not deemed to provide adequate legal protection of the personal data of the Participant, standard contractual clauses (in the format approved by the European Commission) will be entered into to legitimize such transfer. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant recognizes that the recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, which may also include any requisite transfer of such Data as may be required to a broker or other third party.

(d) The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Afterwards, they will be deleted or archived.

(e) The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments or rectifications to the Data, request the restriction or portability hereof, or object to the processing hereof, in any case without cost (except in case of manifestly unfounded or excessive requests, in which case a reasonable fee can be charged), by contacting in writing the Participant’s local human resources representative. The Participant may also submit a complaint to its local data protection authority, as applicable (list of authorities: https://edpb.europa.eu/about-edpb/board/members_en). The Participant understands, however, that this may affect the Participant’s ability to participate in the Plan (as the processing of the Data is necessary for the execution of this Agreement). For more information, the Participant understands that the Participant may contact his or her local human resources representative.

5.17 Special Provisions for Stock Options Granted to Participants Outside the U.S. The Option shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the Special Provisions for Stock Options Granted to Participants Outside the U.S. attached to the Grant Notice as Exhibit B (the “Non-U.S. Provisions”).

(a) If Participant relocates to one of the countries included in the Non-U.S. Provisions during the life of the Option, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

(b) The Company reserves the right to impose other requirements on the Option and the shares of Stock purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.18 Signature in Counterparts. This Agreement, if provided for acceptance on a paper copy, may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

EXHIBIT B

TO STOCK OPTION GRANT NOTICE

SPECIAL PROVISIONS FOR STOCK OPTIONS

GRANTED TO PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B to the Codexis, Inc. 2022 Employment Inducement Award Plan (the “Plan”) Stock Option Grant Notice (“Grant Notice”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Stock Option Agreement (the “Agreement”) and the Grant Notice. In the event of any inconsistency between the Agreement and terms in this Exhibit B, the terms of this Exhibit B shall control. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or the Agreement, as applicable.

This Exhibit B also includes information relating to exchange control and other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of September 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or shares of Stock acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s individual situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

BELGIUM

Reporting. If you are a Belgian resident, you are required to report any taxable income attributable to the PSUs granted hereunder on your annual tax return. You are also required to report any securities (e.g., shares acquired under the Plan) held and bank accounts (including brokerage accounts) opened and maintained outside of Belgium on your annual tax return. In a separate report, you are required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

FRANCE

Securities Law. This offer does not require a prospectus to be submitted for approval to the Autorité des Marchés Financiers (“AMF”). Participant may take part in the offer solely for his or her own account and any financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code. The information provided to Participant in this Agreement, the Plan or other documents supplied to Participant in connection with the offer to Participant of the RSUs is provided as factual information only and as such is not intended to induce Participant to accept to enter into this Agreement. Any such information does not give or purport to give any indication of the likely

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future financial success or performance of the Company and historical financial information gives no indication of future financial performance. This award of RSUs is not intended to qualify for any favorable tax and social security treatment in France. Should Participant be in any doubt as to the contents of the offer of the RSUs or what course of action to take in relation to the offer, Participant is recommended to immediately seek his or her own personal financial advice from his or her stockbroker, bank manager, solicitor, accountant or other independent financial advisor duly authorized by the competent authorities or bodies.

Exchange Control Information. Participant must declare to the customs and excise authorities any cash and securities the Participant imports or exports without the use of a financial institution when the value of such cash or securities exceeds a certain amount. Participant should consult with Participant’s professional advisor. In addition, if the Participant is a French resident, the Participant may hold stock outside France provided Participant declares all foreign bank and brokerage accounts on an annual basis (including the accounts that were open and those that were closed during the tax year) on a specific form in Participant’s income tax return.

French Language Provision. By signing and returning this Agreement, Participant confirms having read and understood the documents relating to the Plan which were provided to Participant in English language. The Participant accepts the terms of those documents accordingly.

En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of dividends paid on such Shares, Participant must report by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English.

NETHERLANDS

Withholding. Without limitation to Section 3.5 of the Agreement, Participant agrees that references to “Tax Liability” or similar terms in the Agreement and the Plan shall include social insurance contributions including contributions based on the Health Insurance Act (Zorgverzekeringwet) and national insurance contributions (volksverzekeringen). Any payments under the Agreement and the Plan, if any, are out of scope for Participant’s pensionable salary and severance payment, including, but not limited to, the transition payment (transitievergoeding).

Securities Law. Participant should be aware of the Dutch insider-trading rules, which may impact the sale of shares of Common Stock issued upon exercise of the Option. In particular, Participant may be prohibited from effectuating certain transactions if Participant has inside information about the Company. By accepting the grant of the Option and participating in the Plan, Participant acknowledges having read and understood this securities law information and further acknowledge that it is Participant’s responsibility to comply with the following Dutch insider trading rules. Under the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and

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Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC (the Market Abuse Regulation), Financial Supervision Act (Wet op het financieel toezicht) and the Market Abuse (Financial Supervision Act) Decree (Regeling marktmisbruik Wft), anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein. Given the broad scope of the definition of inside information, certain Participants working at a Subsidiary or affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant had such inside information.

If Participant is uncertain whether the insider-trading rules apply to Participant, Participant should consult Participant’s personal legal advisor.

UNITED KINGDOM

Withholding. Without limitation to Section 3.5 of the Agreement, you agree that you are liable for all Tax Liability and hereby covenant to pay all such Tax Liability as and when requested by the Company or your employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Additional Provisions. For Options granted to Employees working in the United Kingdom, the Stock Option Award, Grant Notice and Agreement, as amended below, form the rules of the UK stock option agreement (the “UK Option Agreement”). The UK Option Agreement forms the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Subsidiaries. All awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. This UK Option Agreement incorporates the terms of the Plan with the exception that in the United Kingdom only Employees of the Company or any Subsidiaries are eligible to be granted Options. Other Service Providers who are not Employees are not eligible to receive Options in the United Kingdom.

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